Exhibit 10.15
LIMITED WAIVER AND AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
          This LIMITED WAIVER AND AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of April 21, 2011 is by and among BLUESTEM BRANDS, INC. (the “Borrower”), each of the Lenders party to the Credit Agreement (as defined below) as of the date hereof, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (“Administrative Agent”).
R E C I T A L S:
          WHEREAS, Administrative Agent, Lenders and Borrower are parties to that certain Second Amended and Restated Credit Agreement dated as of August 20, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement, as amended hereby; and
          WHEREAS, the Borrower has requested that the Lenders (i) amend the Credit Agreement pursuant to the terms and conditions set forth herein and (ii) waive any Default or Event of Default under the Credit Agreement or any other Loan Document which may have resulted solely from the restatement or correction of any quarterly or annual historical financial statements, or any inaccuracy of any monthly financial statements, in each case as a consequence of any mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008, and/or (B) any derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP, including any financial covenant set forth in Section 6.14 of the Credit Agreement, and including in connection with any representation and warranty relating thereto set forth in any Credit Document or pursuant to any certificate or other document, each of which shall be deemed to have taken into account the effect of this Amendment and any such restatement or correction of previously delivered financial statements, compliance certificates, financial officer certifications, or other certificates and other deliverables required to be delivered concurrently therewith (the “Specified Defaults”);
          NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. Limited Waiver. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, (i) JPMorgan Chase Bank, N.A., individually, in its capacity as Administrative Agent and a Lender under the Existing Credit Agreement, and the other Lenders party hereto hereby waive the Specified Defaults and (ii) any representation and warranty set forth in any Loan Document or pursuant to any certificate or other document shall be deemed to have taken into account the effect of this Amendment and any such restatement or correction of previously delivered financial statements, compliance certificates, financial officer certifications, or other certificates and other deliverables required to be delivered concurrently therewith.

Section 2. Amendments to Credit Agreement. Immediately upon the satisfaction of each of the applicable conditions precedent set forth in Section 3 of this Amendment, the following amendments to the Credit Agreement shall become effective as of August 20, 2010:
          (a) The following defined terms located in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:
          “Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) for any period including the period in which such amounts were paid, fees or expenses of the administrative agent and any lender or arranger in connection with the SPV Credit Documents or the Administrative Agent, any Lender or arranger in connection with the Loan Documents, in each case paid on or prior to the Closing Date, (v) for any period (other than the period specified in the following clause (vi)) including the period in which such amounts were paid, other fees or expenses in an amount not to exceed $1,000,000 paid in connection with the SPV Credit Documents, the Loan Documents or the Senior Subordinated Documents and the transactions contemplated therein, (vi) for the period from, and including, the Closing Date to, and including, the last day of the first Fiscal Quarter to end after the Closing Date, other fees and expenses in an amount not to exceed $6,500,000 paid in connection with the SPV Credit Documents and the transactions contemplated therein and the refinancing or replacement of credit facilities existing prior to the Closing Date, (vii) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) in an amount not to exceed $2,000,000 and other non-cash charges relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP, (viii) reasonable fees and expenses in connection with an Initial Public Offering by the Borrower in an amount not to exceed the lesser of (A) 12.5% of the gross proceeds thereof and (B) the actual fees and expenses incurred in connection therewith, or any additional amounts approved by the Administrative Agent and (ix) the amount of any prepayment premiums or other similar fees paid in connection with the SPV Credit Documents or the Loan Documents, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Servicer Consolidated Group on a consolidated basis in accordance with GAAP, including, without limitation, any non-cash gains or items of income relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivatives transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement. For the avoidance of doubt, the contingent financing fee arrangement entered into on May 15, 2008 and Equity Interests of any Person in the Servicer Consolidated Group shall not constitute a Swap Agreement regardless of treatment of such contingent financing fee arrangement or such Equity Interests, or any portion thereof, as an embedded derivative under GAAP.
          “Tangible Net Worth” shall mean, with respect to a Person, as of any date of determination, the result of (a) such Person’s total stockholder’s or other equity (including preferred stock, but excluding treasury stock and subscribed but unissued capital stock and excluding any asset or liability resulting from the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008, and/or (B) without duplication, any derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP), minus (b) the sum of (i) all Intangible Assets of such Person, (ii) all of such Person’s prepaid expenses and (iii) all amounts due to such Person from its Affiliates.
(b) Amendments to Section 6.14(e). Section 6.14(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(e) Net Worth. The Servicer Consolidated Group shall have a Tangible Net Worth (measured as of the last day of each Fiscal Quarter) equal to or greater than the sum of (i) $120,000,000, plus (ii) 75% of its Consolidated Net Income (if positive) for each full Fiscal Year after the Closing Date before any non-cash gain (loss) (net of any income taxes) relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP, plus (iii) 85% of the gross proceeds actually received in cash by the Servicer Consolidated Group from the proceeds of any issuance of Capital Stock by the Servicer Consolidated Group after the Closing Date.
Section 3. Conditions Precedent to Effectiveness of Amendment. This Amendment shall be effective on the date on which (i) this Amendment shall have been duly executed and delivered by the parties hereto and (ii) Administrative Agent shall have received fully executed copies of the amendments to the Servicing Agreement and the Senior Subordinated Securities Purchase Agreement, in each case, corresponding in relevant part to this Amendment and in form and substance reasonably satisfactory to Administrative Agent.
Section 4. Compliance with Section 5.01. In connection with the restatement or correction of the historical financial statements of the Servicer Consolidated Group as a consequence of any mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008, and/or (B) any derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP, the Borrower shall be deemed to have satisfied its obligations under Section 5.01(a), (b) and (d) of the Credit Agreement, including in respect of the Fiscal Year ended January 28, 2011, upon delivery of the following:
          (a) On or prior to the date hereof, the Borrower shall have delivered to the Administrative Agent and the Lenders restated or corrected versions of (i) the consolidated balance sheets of the Servicer Consolidated Group as at the end of each of the Fiscal Years ended January 29, 2010 and January 28, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows of the Servicer Consolidated Group, as the case may be, for each such Fiscal Year, setting forth in each case in comparative form the corresponding figures of the previous Fiscal Year, subject to normal year-end audit adjustments and the absence of footnotes all in reasonable detail, together with a certificate signed by a Financial Officer certifying that such financial statements fairly present, in all material respects, the financial condition of the Servicer Consolidated Group as at the dates indicated and the results of their operations and cash flows for the periods indicated; and (ii) a duly executed and completed Compliance Certificate in respect of the consolidated financial statements in item (i) relating to the Fiscal Year ended January 28, 2011; and
          (b) As soon as available, and in any event within 120 days after the end of the Fiscal Year ended January 28, 2011, the Borrower shall deliver to the Administrative Agent and the Lenders (i) the consolidated and consolidating balance sheets of the Servicer Consolidated Group as at the end of each of the Fiscal Years ended January 29, 2010 and January 28, 2011 and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Servicer Consolidated Group, as the case may be, for each such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a certificate signed by a Financial Officer certifying that such financial statements fairly present, in all material respects, the financial condition of the Servicer Consolidated Group as at the dates indicated and the results of their operations and cash flows for the periods indicated (such financial statements shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any material audit adjustments or reclassifications to the previously provided quarterly financials; and (z) restated quarterly financials for any periods that are required to be restated pursuant to GAAP); (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Servicer Consolidated Group, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that in the course of their audit, nothing has come to their attention that caused them to believe that the Servicer has failed to comply with the terms, covenants, provisions or conditions of Section 6.14 of the Credit Agreement, in each case insofar as they relate to financial and accounting matters, and if any such failure has come to their attention, specifying the nature and period of existence thereof; and (iii) a duly executed and completed Compliance Certificate in respect of the consolidated financial statements in item (i) relating to the Fiscal Year ended January 28, 2011.
Section 5. Representations, Warranties and Covenants. In order to induce Administrative Agent and Lenders to enter into this Amendment, Borrower represents, warrants and covenants to Administrative Agent and Lenders, upon the effectiveness of this Amendment, which representations, warranties and covenants shall survive the execution and delivery of this Amendment, that:
          (a) No Default; etc. No Event of Default and no event or condition which, merely with notice or the passage of time or both, would constitute an Event of Default, has occurred and is continuing after giving effect to this Amendment or would result from the execution or delivery of this Amendment or the consummation of the transactions contemplated hereby.
          (b) Power and Authority; Authorization. Borrower has the corporate power and authority to execute and deliver this Amendment and to carry out the terms and provisions of the Credit Agreement, as amended by this Amendment, and the execution and delivery by Borrower of this Amendment, and the performance by Borrower of its obligations hereunder and under the Loan Documents have been duly authorized by all requisite corporate action by Borrower.
          (c) Execution and Delivery. Borrower has duly executed and delivered this Amendment.
          (d) Enforceability. This Amendment and the Credit Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ right generally, and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          (e) Representations and Warranties. All of the representations and warranties contained in the Credit Agreement and in the other Loan Documents (other than those which speak expressly only as of a different date) are true and correct in all material respects as of the date hereof after giving effect to this Amendment and the transactions contemplated hereby.

Section 6. Consent to Amendments to the Senior Subordinated Securities Purchase Agreement and the Servicing Agreement. By their execution of this Amendment, the Lenders and the Administrative Agent hereby consent (to the extent required) to the execution and delivery by the Borrower of amendments to each of the Senior Subordinated Securities Purchase Agreement and the Servicing Agreement which are substantially similar to the Amendments set forth herein, and this Amendment shall constitute proper notice under the Loan Documents (to the extent required) with respect to such amendments.
Section 7. Miscellaneous.
          (a) Effect; Ratification. Borrower acknowledges that all of the reasonable legal expenses incurred by Administrative Agent in connection herewith shall be reimbursable under Section 9.03 of the Credit Agreement. The amendments and waiver set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement, as amended hereby, or of any other Loan Document or (ii) prejudice any right or rights that Administrative Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document. Each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the other Loan Documents to the “Credit Agreement” shall mean the Credit Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Credit Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Credit Agreement and each other Loan Document, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
          (b) Counterparts. This Amendment may be executed via facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.
          (c) Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          (d) Loan Document. This Amendment shall constitute a Loan Document.
          (e) Reaffirmation of Guaranties. Borrower hereby reaffirms its Secured Obligations and Guaranteed Obligations.
          (f) Governing Law. This Amendment shall be governed by and construed in accordance with, the internal laws of the State of New York.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Limited Waiver and Amendment No. 1 to Second Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the date first above written.

BLUESTEM BRANDS, INC.
By:	/s/ Mark P. Wagener
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, and Lender
By:	/s/ Bradford R. Kuhn
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Elizabeth J. Limpert
Name:
Title: